FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-11

Sent: Friday, November 8, 2019 9:37 AM
To: [REDACTED]
Subject: WFCM 2019-C54 - LAUNCH***WFS AS JOINT BOOKRUNNER***INTERNAL USE ONLY***

 WFCM 2019-C54 - NEW ISSUE

CO-LEAD MANAGERS& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC & UBS SECURITIES LLC

CO-MANAGER:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC

Class	Rating (F/K/S)	Size($mm)	C/E	WAL(yr)	Cum LTV	NOI DY	Whispers	PxG	Launch
A-1	AAAsf/AAA(sf)/AAA(sf)	13.445	30.000%	2.98	44.4%	14.3%	42	42	42
A-2	AAAsf/AAA(sf)/AAA(sf)	25.365	30.000%	4.87	44.4%	14.3%	65	65	65
A-SB	AAAsf/AAA(sf)/AAA(sf)	21.614	30.000%	7.270	44.4%	14.3%	86	86	86
A-3*	AAAsf/AAA(sf)/AAA{sf)	151.000	30.000%	9.820	44.4%	14.3%	A4 - 2bps	A4 - 2bps	96
A-4*	AAAsf/AAA(sf)/AAA(sf)	257.455	30.000%	9.91	44.4%	14.3%	98	98	98
A-S	AAAsf/AAA{sf)/AAA(sf)	46.050	23.125%	9.95	48.7%	13.0%	125	128	128
B	AA-sf/AA(sf)/AA(sf)	31.817	18.375%	9.95	51.7%	12.3%	145	145	150
C	A-sf/A-(sf)/A-(sf)	32.654	13.500%	9.95	54.8%	11.6%	185	200	200
D	BBBsf/BBB+(sf)/NR	19.090	10.650%	9.95	56.5%	11.2%	265	265	280

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$669,827,472
NUMBER OF LOANS:	44
NUMBER OF PROPERTIES:	88
WA CUT-OFF LTV:	63.4%
WA BALLOON LTV:	59.7%
WA U/W NCF DSCR:	2.21x
WA U/W NOI DEBT YIELD:	10.0%
WA MORTGAGE RATE:	3.887%
TOP TEN LOANS %:	45.9%
WA REM TERM TO MATURITY (MOS):	116
WA REM AMORTIZATION TERM (MOS):	357
WA SEASONING (MOS):	2

LOAN SELLERS:	AREF(26.4%), WFB(26.0%), RMF(23.6%), BSPRT(15.8%), UBS(8.2%)

TOP 3 PROPERTY TYPES:	OFFICE(32.0%), MULTIFAMILY(21.1%), RETAIL(17.9%)

TOP 5 STATES:	CA(26.7%), NY(9.1%), OH(6.6%), UT(6.3%), CO(5.0%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	LNR PARTNERS, LLC

DIRECTING CERTIFICATEHOLDER:	ARGENTIC SECURITIES INCOME USA LLC OR AN AFFILIATE

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TODAY
ANTICIPATED PRICING:	WEEK OF NOVEMBER 4, 2019
ANTICIPATED SETTLEMENT:	DECEMBER 3, 2019

THIRD PARTY PASSWORDS:
BBG and Trepp:
Dealname:	WFCM 2019-C54
Password:	WF2019C54

Intex:
Dealname:	WFC19C54
Password:	o53313dm2128ngc7z

CONFERENCE CALLS:	UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.